Exhibit 10.1
October 27, 2016
Eric Eichmann
Re: Management Agreement
Dear Eric:
On behalf of Criteo S.A., (“Criteo” or the “Company”), I am pleased to provide you with this letter agreement setting forth the terms and conditions approved by the Board of Directors of Criteo S.A. (the “Board”) of your office (mandat social) as Chief Executive Officer (directeur général) of Criteo S.A., the position assumed by you as of January 1, 2016. As Chief Executive Officer, you will report to the Board and perform duties that are commensurate with the position of Chief Executive Officer. You shall devote all of your working time, skill and attention to your role at Criteo S.A. (together with any affiliates and subsidiaries, the “Group Companies”) and will act in the best interests of Criteo S.A. and all Group Companies at all times. Should you accept this management agreement (this “Agreement”), for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.
Duties and Salary. Commencing on July 1, 2016 you will generally work out of the Company’s offices in New York, but will be expected to travel in connection with your duties as Chief Executive Officer as reasonably required. As Chief Executive Officer, you will (i) carry out your duties, as directed by the Board, in a diligent, competent, faithful and professional manner; (ii) work with other officers and employees of the Company and the Group Companies in a competent and professional manner; and (iii) generally promote the interests of the Group Companies. Your annual base salary payable by Criteo commencing as of July 1, 2016 will be $550,000 (your “Salary”), less applicable taxes, deductions and withholding. Your Salary will be payable in accordance with the Company’s standard payroll practices and subject to annual review by the Board.

2.
Bonus. You will also be eligible to earn an annual performance-based bonus under the Criteo Executive Bonus Plan, with a target of 100 % of your Salary for the full calendar year (“Target Bonus”), less applicable taxes, deductions and withholdings. Target incentives do not constitute a promise of payment. Your actual bonus payout will depend on the Company’s financial performance and the Board’s assessment of your group or individual performance consistent with the performance criteria set by the Board at its discretion from time to time. Your bonus opportunity for extraordinary performance is capped at a maximum of 200% of the Target Bonus. The Board or its designated committee will determine in its sole discretion at the appropriate times whether the Company has achieved its targeted financial performance. Your bonus will be paid on an annual basis upon calculation of your actual achievement, as determined by the Board in its sole discretion. At any time, the Company may change, at its sole discretion, the way this bonus is structured, calculated and paid. In that case, the Company will ensure that you remain eligible for your Target Bonus in the case you achieve 100% of the targets given to you. The Board will review your Target Bonus periodically, and in its sole discretion, consider any increases/adjustments (including as to structure) it deems appropriate at that time. Except as expressly provided in Sections 7 and 8 below, in order to be eligible for any bonus, you must be an active officer (mandataire social) or employee at, and not have given or received notice of termination of your office prior to, the time of the payment of such bonus. Please note that payment of a bonus in any year or years does not in any way guarantee payment of a bonus in any other year or years.

3.	Medical and Other Benefits.

(a)
A significant part of your total compensation at Criteo is derived from the benefits that Criteo provides. You will be eligible to participate in the standard health and welfare benefit plans and programs, if any, that are generally made available by the Company, through its subsidiary in the United States, Criteo Corp., to its senior executive officers from time to time, subject to the eligibility requirements and rules of each such plan or program. Criteo may change or terminate such benefit plans or programs at any time in its sole discretion. You agree that you will transition to the Company’s paid time off policies as in effect from time to time in the United States upon your relocation to New York. You will be eligible to accrue up to twenty (20) days of paid time per full year of office with the Company. You can accrue up to 1.5 times your applicable accrual rate (the “Accrual Cap”). Once you reach the Accrual Cap, you will cease accruing paid time off until you use days and take your available balance below the Accrual Cap.

(b)
In connection with your relocation from London, England to New York, New York in the United States, you will be provided with the relocation benefits in accordance with the Company’s policy, and as approved by the Board, set forth on Appendix A hereto. You will be provided with an appropriate office and a dedicated executive assistant and other support facilities as are commensurate with your status with the Company.

(c)
The Company will reimburse you for reasonable and necessary business expenses actually incurred by you in connection with your duties and responsibilities hereunder to the extent such expenses are incurred and submitted with supporting documentation for reimbursement in accordance with applicable Company policies as may be in effect from time to time.

4.
Protective Covenants Agreement. By signing this Agreement, and as a condition to your continued management service with the Company, you agree to sign the standard form of Protective Covenants Agreement enclosed herewith on Appendix B within thirty (30) days of signing this Agreement.

5.
No Conflicts. You represent and warrant to the Company that you are not bound by the terms of a non-competition or any other agreement with a former employer or other third party, or any other order, judgment or decree of any kind, which would preclude you from being employed by the Company in any capacity or which would preclude you from effectively performing your duties for the Company. You further warrant that you have the right to make all disclosures that you have made or will make to the Company during the course of your employment by the Company in any capacity.

6.
At-Will Service. This Agreement does not constitute a contract of service or employment as a salaried employee or for any specific period of time. In accordance with mandatory French law, your office as Chief Executive Officer of the Company is “at-will” (“ad nutum” within the meaning of French law), meaning that either you or the Board may terminate your office at any time and for any reason, with or without cause (the date of any termination, the “Termination Date”). Notwithstanding the foregoing, you agree that you will provide the Company with three (3) months’ written notice of your intent to terminate your office for any reason, provided that the Board may determine in its discretion to waive/reduce such notice period (i.e., determine that your office will be terminated earlier) with no further obligations to you. Except as expressly provided under Section 8 below, in the event that there is a material change in your position or responsibilities with the Group Companies, you and the Company agree that the terms of the Agreement may be renegotiated between you and the Company in connection therewith.

7.	Termination of Office.

(a)
Your office as Chief Executive Officer of the Company will be terminated in the event of your “Disability” (as defined below) on the date set forth in the written notice delivered to you by the Board which provides that your office is being terminated due to Disability or, in the event of your death, on the date of death. In addition, your office may be terminated (i) by the Company for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to you by the Board; (ii) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to you by the Board or such other date as is reasonably designated by the Company; or (iii) by your resignation, effective three (3) months following the date on which a written notice to such effect is delivered to the Company by you; provided, however, that the Company may specify an earlier effective date for a termination effected pursuant to clause (iii).

(b)
If your office as Chief Executive Officer of the Company is terminated by the Company for Cause, or by reason of your death or Disability, or if you resign for any reason, you will not be entitled to any further compensation or benefits other than: (i) any accrued but unpaid Salary, payable no later than the first payroll date following the Termination Date; (ii) any accrued but unused paid time off, payable at the same time as the accrued but unpaid Salary; (iii) reimbursement for any business expenses properly incurred by you prior to the Termination Date; and (iv) vested benefits, if any, to which you may be entitled under the Company’s employee benefit plans as of the Termination Date, payable in accordance with the terms of the relevant employee benefit plans (collectively, the “Accrued Benefits”).

(c)
If your office as Chief Executive Officer of the Company is terminated by the Company other than for Cause, and other than due to your death or Disability and other than in connection with a Change in Control under circumstances set forth in Section 8 hereof, you will be entitled to (i) the Accrued Benefits and (ii) conditioned upon your execution of a general release of claims relating to your employment and service as an officer with the Group Companies in a form reasonably satisfactory to the Company (the “Release”) and the expiration of the applicable revocation period with respect to such Release within the period of time following the Termination Date set forth in the Release, and provided that you do not materially breach the restrictive covenants set forth in the Protective Covenants Agreement:

(i)
An amount equal to the Salary then in effect, to be paid in equal monthly installments over a 12-month period. The first installment will be paid on the last business day of the month following the month in which the Termination Date occurs and subsequent installments will be paid on the 30th day of each month (or in the event that the 30th day is not a business day, the immediately preceding business day) for the next 11 months;

(ii)
An amount equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of calendar days in the year of termination that you were employed as an officer or employee by the Company and the denominator of which is 365, to be paid in a cash lump sum on the same date as the first installment referred to in Section 7(c)(i) immediately above. Notwithstanding any provision of the Executive Bonus Plan (or any successor plan thereto) to the contrary, in the event that the Termination Date occurs after December 31 but prior to the payment of your annual performance-based bonus for the completed preceding year, you will also be entitled to receive the bonus that you had earned for such completed preceding year based on the actual level of achievement of the performance goals established with respect to your bonus award, payable at such time that the annual performance-based bonuses are paid to other executives of the Company who have not experienced a termination of service;

(iii)
Until the twelve (12) month anniversary of the Termination Date, (i) continued provision of Company-paid life and disability insurance and (ii) continued payment by the Company of the Company portion of the premiums for your Company group medical insurance coverage (or alternative comparable coverage) (it being agreed that the Company shall have no obligation under this clause (ii) unless you make a timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and that the period of coverage provided under this clause (ii) shall count towards the maximum period of continuation coverage required to be provided under COBRA or other applicable law, and it being further agreed that if the Company group medical insurance coverage provides that participants are covered for the full calendar month once the premium is paid for such month, then your coverage will extend to the end of the calendar month in which the twelve (12) month anniversary of the Termination Date occurs). In all cases, the coverage provided in clause (ii) of this Section 7(c)(iii) shall immediately terminate if you are offered other medical insurance coverage in connection with your employment by another employer or if the Company determines in good faith that such coverage would cause adverse tax consequences to the Company or subject it to penalties under applicable law;

(iv)
Notwithstanding anything to the contrary in the Criteo S.A. 2015 Performance-Based Free Share Plan (the “PSU Plan”), or in any applicable award agreement, as of the Determination Date (as defined below), vesting of the number of performance-based restricted stock units (“PSUs”) granted under the PSU Plan (or any successor plan thereto), based on actual financial performance at the end of the applicable performance year, in each case, as determined by the Board in its reasonable discretion, multiplied by a fraction, the numerator of which is the number of calendar days in the PSU vesting period that you were employed as an officer or employee by the Company (calculated as of the Termination Date) and the denominator of which is the total number of calendar days in the vesting period. For purposes of this Section 7(c)(iv), the date of such Board approval (which shall in all events be in the calendar year following the applicable performance year) shall be the Determination Date, and you shall definitively acquire (and Criteo S.A. shall deliver to you) the number of free shares corresponding to the PSUs that become vested pursuant to this Section 7(c)(iv) on the later of the Determination Date and the expiration of the two year period referenced in Section 7(c)(v)(1);

(v)
Notwithstanding anything to the contrary in the applicable Criteo S.A. Stock Option Plan or Criteo S.A. 2015 Time-Based Free Share Plan (the “RSU Plan”), in any successor plans to the foregoing plans, or in any applicable award agreement, immediate vesting (and in case of RSUs, delivery, subject to Section 5(v)(1) ) of the number of outstanding unvested stock options and outstanding unvested time-based restricted stock units (“RSUs”) that would have vested had you remained in office for six (6) months following the Termination Date; provided that, in all instances, the provisions of the RSU Plan which prohibit the acceleration or shortening of the minimum vesting period of one year will continue to apply, such that no RSUs granted within the one-year period prior to the Termination Date will vest hereunder;

(1)
You also acknowledge and agree that any PSUs or RSUs that may become vested pursuant to the terms of this Section 7 will be subject to a holding period until the second anniversary of the date of grant of the award, as required by French law and the terms of the RSU Plan and PSU Plan, as applicable, and that the free shares relating to such vested PSUs or RSUs will be definitively acquired by you (delivered by Criteo S.A. to you) no earlier than the expiration of the required holding period; and

(vi)
Notwithstanding anything to the contrary in the applicable Criteo S.A. Stock Option Plan (or any successor plan thereto), or in any applicable award agreement, your vested stock options (including those that become vested pursuant to Section 7(c)(v) hereof) shall remain exercisable by you for the 12-month period following the Termination Date, but in no event later than the original expiration date of such stock option. In this connection, you acknowledge and agree that any incentive stock options that are affected by this provision will be treated as nonqualified stock options.

8.	Termination in Connection with a Change in Control.

(a)
If your office as Chief Executive Officer of the Company is terminated (x) by the Company other than for Cause, and other than due to your death or Disability, or (y) by you with Good Reason (as defined below), in either case upon, or within one year following, a “Change in Control” (as such term is defined in the Company’s 2016 Stock Option Plan), then you will be entitled to (i) the Accrued Benefits and (ii) conditioned upon your execution of the Release and the expiration of the applicable revocation period with respect to such Release within the period of time following the Termination Date set forth in the Release, and provided that you do not materially breach the restrictive covenants set forth in the Protective Covenants Agreement:

(i)
An amount equal to the Salary then in effect, to be paid in equal monthly installments over a 12-month period. The first installment will be paid on the last business day of the month following the month in which the Termination Date occurs and subsequent installments will be paid on the 30th day of each month (or in the event that the 30th day is not a business day, the immediately preceding business day) for the next 11 months;

(ii)
An amount equal to the Target Bonus in full to be paid in a cash lump sum on the same date as the first installment referred to in Section 8(a)(i) immediately above. Notwithstanding any provision of the Executive Bonus Plan (or any successor plan thereto) to the contrary, in the event that the Termination Date occurs after December 31 but prior to the payment of your annual performance-based bonus for the completed preceding year, you will also be entitled to receive the bonus that you had earned for such completed preceding year based on the actual level of achievement of the performance goals established with respect to your bonus award, payable at such time that the annual performance-based bonuses are paid to other executives of the Company who have not experienced a termination of service;

(iii)
Until the twelve (12) month anniversary of the Termination Date, (i) continued provision of Company-paid life and disability insurance and (ii) continued payment by the Company of the Company portion of the premiums for your Company group medical insurance coverage (or alternative comparable coverage) (it being agreed that the Company shall have no obligation under this clause (ii) unless you make a timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and that the period of coverage provided under this clause (ii) shall count towards the maximum period of continuation coverage required to be provided under COBRA or other applicable law, and it being further agreed that if the Company group medical insurance coverage provides that participants are covered for the full calendar month once the premium is paid for such month, then your coverage will extend to the end of the calendar month in which the twelve (12) month anniversary of the Termination Date occurs). In all cases, the coverage provided under clause (ii) of this Section 8(a)(iii) shall immediately terminate if you are offered other medical insurance coverage in connection with your employment by another employer or if the Company determines in good faith that such coverage would cause adverse tax consequences to the Company or subject it to penalties under applicable law;

(iv)
Notwithstanding anything to the contrary set forth in the applicable Criteo S.A. Stock Option Plan, RSU Plan or PSU Plan, or in any applicable award agreement, immediate vesting of all outstanding unvested stock options, RSUs and PSUs on the Termination Date; provided, however, that the PSUs will vest in the amount that would become vested assuming achievement of the target level of performance; and provided further, however, that, in all instances, the provisions of the RSU Plan and PSU Plan which prohibit the acceleration or shortening of the minimum vesting period of one year will continue to apply, such that no RSUs or PSUs granted within the one-year period prior to the Termination Date will vest hereunder.

(1)
You also acknowledge and agree that any PSUs or RSUs that may become vested pursuant to the terms of this Section 8 will be subject to a holding period until the second anniversary of the date of grant of the award, as required by French law and the terms of the RSU Plan and PSU Plan, as applicable, and the free shares relating to such vested RSUs or PSUs will be definitively acquired by you no earlier than the expiration of the required holding period; and

(v)
Notwithstanding anything to the contrary in the applicable Criteo S.A. Stock Option Plan (or any successor plan thereto), or in any applicable award agreement, your vested stock options (including those that become vested pursuant to Section 8(a)(iv) hereof) shall remain exercisable by you for the 12-month period following the Termination Date, but in no event later than the original expiration date of such stock option. In this connection, you acknowledge and agree that any incentive stock options that are affected by this provision will be treated as nonqualified stock options.

(b)
For purposes of this Agreement, “Cause” is defined as any of the following: (i) your material breach of this Agreement or any provision hereof or of any lawful directive of the Board; (ii) your continued failure or refusal to perform any of your material duties and responsibilities hereunder after written notice; (iii) your dishonesty, fraud or misconduct with respect to the business or affairs of the Group Companies which affects the operations or reputation of any of the Group Companies; (iv) your indictment, conviction, or entering a plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty; or (v) your failure to adhere to the policies, practices, rules or directives of Criteo S.A. and the Company.  Notwithstanding the foregoing, “Cause” to terminate your office shall not exist unless (a) a written notice has first been delivered to you by the Board (the “Cure Notice”), which Cure Notice (1) specifically identifies the event(s) the Board believes constitutes Cause and (2) provides 30 days from the date of such Cure Notice for you to cure such circumstances (the “Cure Period”) and (b) you have failed to timely cure such circumstances; provided that with respect to clauses (iii) and (iv) of this paragraph, the Board shall not be required to deliver a Cure Notice and such termination shall be effective immediately upon the delivery of a written notice (the “Cause Termination Notice”). If (other than in the case of clauses (iii) or (iv)) you fail to timely cure such circumstances in accordance with the foregoing, the Board may send a Cause Termination Notice to you, in which case your office as Chief Executive Officer of the Company shall thereupon be terminated for Cause.

(c)
For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less 120 days.

(d)
For purposes of this Agreement, “Good Reason” is defined as the occurrence on or following a Change in Control, without your express written consent, of any of the following events: (i) the failure by the Company to pay you any portion of you Salary within ten (10) business days of the date such compensation is due, (ii) any requirement that you relocate or work at a location more than twenty five (25) miles from the Company’s offices in New York, New York (excluding reasonable travel requirements attendant to the performance or discharge of your duties), (iii) any material diminution of your duties, responsibilities or authorities hereunder (excluding for this purpose a diminishment of your responsibilities relating to the financial markets and your reporting responsibility to the Board so long as you continue to serve in the office of Chief Executive Officer of Criteo SA following the Change in Control), or (iv) a material reduction in Salary or other material breach of this Agreement by the Company. Notwithstanding the foregoing, “Good Reason” to terminate your office as Chief Executive Officer of the Company shall not exist unless (a) a written notice has first been delivered to the Board by you (the “Good Reason Notice”), which Good Reason Notice (1) specifically identifies the event(s) that you believe constitutes Good Reason and (2)

provides 30 days from the date of such Good Reason Notice for the Board to cure such circumstances (the “Good Reason Period”) and (b) the Board has failed to timely cure such circumstances. If the Board fails to timely cure such circumstances in accordance with the foregoing, you may send a notice to the Board that you are terminating your employment for Good Reason (“Good Reason Termination Notice”), in which case your employment hereunder shall thereupon be terminated for Good Reason. If any Good Reason Notice to the Board shall not have been delivered by you within ninety (90) days following the date that you become aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice to the Board shall not have been delivered by you within thirty (30) days following the end of the Good Reason Period, then any purported termination of your employment relating to the applicable event shall not be a termination for Good Reason under this Agreement and you will be deemed to have consented to and forever waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your office without Good Reason or you may continue in office subject to the terms of this Agreement.

9.
Cooperation; Other Actions Upon Termination. Upon the termination of your office for any reason, (i) you and the Company agree to mutually cooperate in connection with the preparation of a press release or other public announcement relating to such termination, (ii) you agree to comply with your obligations under the Protective Covenants Agreement including the restrictive covenants set forth in Sections 10, 12 and 13 thereof, and (iii) unless otherwise requested by the Board, you will promptly resign from any position as an officer, director or fiduciary of any subsidiary or affiliate of the Company and the Group Companies (and take any action reasonably requested by the Company to effectuate such resignation).

10.	Outside Activities During Employment.

(a)
During your employment with the Company, you will devote all of your business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of your duties and responsibilities under this Agreement. You shall abide by all legal, professional, ethical and Company requirements, rules, regulations, policies and practices applicable to your work. The Company expects you to abide by all such restrictions or obligations and to avoid any act that could pose a conflict as a result of confidential, proprietary or trade secret information obtained by you prior to your employment by the Company. By agreeing to become an officer of the Company, you represent that none of these restrictions or obligations is inconsistent with your serving as an officer of the Company.

(b)
During the term of your employment with the Company, you will not, without the written consent of the Board, (i) form or attempt to form a business in competition with the Company; (ii) render or perform services of a business, professional or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer or partner of another business entity, whether or not for compensation, and whether or not such activity, occupation or endeavor is similar to, competitive with or adverse to the business or welfare of the Company; or (iii) invest in or become a shareholder of or consultant to another corporation or other entity, provided that your investment solely as a shareholder in another corporation shall not be prohibited hereby so long as such investment is not in excess of 1% of any class of shares that are traded on a national securities exchange.

11.
Entire Agreement. This Agreement and the agreements referred to herein, including Appendices A and B hereto, contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company, including without limitation your UK Employment Agreement with Criteo Ltd., which is hereby terminated. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this letter and the agreements referred to in this letter.

12.
Compliance with Company Policies. Without prejudice to the previous section, you will at all times comply with any codes, policies, procedures and rules of the Company. By signing this Agreement, you acknowledge that you have received a copy of Criteo’s Code of Business Conduct and Ethics.

13.
Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Each amount to be paid, installment payment or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated service or employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or death, if earlier), (ii) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise, (iii) amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year.

14.
Amendment and Governing Law. This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes will be governed by the laws of the State of New York, U.S.A., subject to applicable French law.

15.	Miscellaneous.

(a)
Waiver. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise by either party of any right, power or privilege under this Agreement preclude any further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

(b)
Notice. Any notice or communication given or required under this Agreement will be in writing and will be delivered as follows, with notice deemed given as indicated: (i) by personal delivery, when actually delivered; (ii) by recognized overnight courier service, upon written verification of delivery by the courier service; by registered or certified mail, return receipt requested, upon verification of receipt. Notices in the case of the Company will be addressed to its General Counsel at the Company’s registered office from time to time or to such other address as the Company may specify in advance in writing, and in your case to your address on file with the records of the Company or to such other address as you may specify in advance in writing.

(c)
Severability. The provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof of the Agreement is held to be invalid or unenforceable by any Court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or unenforceability of the remaining provisions or sub-provisions or identifiable parts thereof.

(d)	Eligibility to Work in the United States. As required by law, your relocation to the United States is contingent upon your eligibility to work in the United States.

(e)
Arbitration. By signing this letter agreement, and as a condition to your continued management service with the Company, you agree to sign the enclosed Arbitration Agreement within thirty (30) days of signing this Agreement.

(f)
Whistleblower Enforcement Actions and Defend Trade Secrets Act. Notwithstanding anything set forth in this Agreement or the Protective Covenants Agreement to the contrary, you will not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor are you required to notify the Company regarding any such reporting, disclosure or cooperation with the government. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

(g)	Effective Date. The terms of this Agreement shall be effective as of January 1, 2016, except as provided herein.

(h)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which taken together will constitute one and the same instrument.
We are all delighted to have the benefit of your continued service to Criteo S.A. and the Group Companies. To indicate your acceptance of this Agreement, please sign and date this letter and return before November 2, 2016.

Regards,

CRITEO S.A.
By:    /s/ Benoit Fouilland

Name: Benoit Fouilland
Title:     Deputy General Manager ("Directeur Général Délégué")
I have read and accept this Agreement:

/s/ Eric Eichmann	Date:	October 31, 2016
Eric Eichmann

Appendix A
Relocation Expenses

Relocation Expenses

In connection with your management agreement with Criteo S.A. (the “Company”), the Company will provide you with relocation assistance that is no less favorable than the assistance that was provided to your predecessor, Mr. Jean-Baptiste Rudelle, upon his move from Paris, France to Palo Alto, California in the United States, in an amount not to exceed fifty thousand dollars ($50,000) in the aggregate (the “Relocation Assistance”). The Relocation Assistance will be provided to you in the form of a reimbursement to you of eligible and documented relocation expenses associated with your relocation from London to New York City.

The Relocation Assistance is conditioned on your starting to work in the Company’s offices in New York on July 1, 2016.

The Company agrees to reimburse you for eligible and documented expenses incurred before November 30, 2016, other than with respect to those related to your tax returns as described below, which expenses should be promptly submitted in 2017. For purposes of this policy, eligible expenses are:

• Reasonable costs related to the removal and shipping of your household goods from London to New York City and any insurance related thereto.

• Airfare costs from London to New York City for you and your spouse and children.

• Costs of temporary housing in New York for a maximum period of one month, not to exceed $12,000.

• Costs of financial and tax advice to assist you with preparing your home country last tax return and host country first tax return.

If necessary, as determined in the sole discretion of the Board, you may be granted an additional relocation allowance, to cover reasonable additional expenses associated with the relocation.

Reimbursement

The Company will reimburse you for authorized and documented eligible Relocation Assistance promptly following the date on which you provide documentation of the expense which is reasonably acceptable to the Company. To the extent that any Relocation Assistance reimbursements payable to you pursuant to this offer letter are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Repayment Obligation
You acknowledge that if your office as Chief Executive Officer of the Company is terminated prior to July 1, 2017 for any reason other than (i) by the Company without Cause or (ii) in connection with a Change in Control by you for Good Reason, you agree to repay a pro-rata portion of the Relocation Assistance within 30 business days following the Termination Date.

Appendix B

PROTECTIVE COVENANTS AGREEMENT

I, the undersigned, acknowledge the importance to Criteo Corp. (the "Company") of protecting the confidential information of the Company, its parents, subsidiaries and affiliates (such other entities, "Affiliates" collectively, the "Company and its Affiliates") and their other legitimate interests, including without limitation the valuable confidential information and goodwill that they have developed or acquired. Therefore, in consideration of my employment with the Company, payments to be made to me by the Company and my being granted access to trade secrets and other confidential information of the Company and its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree as follows:

1)	Duties.
I will not (a) reveal, disclose or otherwise make available to any person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.

2)	"Proprietary Information" Definition.
"Proprietary Information" includes (a) any information that is confidential or proprietary, technical or non-technical information of the Company or its Affiliates, including for example and without limitation, information related to Innovations (as defined in Section 4 below), pricing, margins, merchandising plans and strategies, finances, financial and accounting data and information, customers, suppliers and advertisers, purchasing data, concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, sales and marketing plans, business and any other nonpublic information that has commercial value; (b) any information the Company or its Affiliates has received from others that the Company or its Affiliates is obligated to treat as confidential or proprietary, which may be made known to me by the Company or its Affiliates, a third party or that I may otherwise learn during my employment with the Company; and (c) knowledge of developments, ways of business, or similar information, which may themselves be generally known but whose use by the Company or its Affiliates is not generally known.

3)	Ownership and Nondisclosure of Proprietary Information.
All Proprietary Information is the sole property of the Company, the Company's Affiliates, the Company's assigns, the Company's customers and the Company's suppliers, as applicable. The Company, the Company's Affiliates, the Company's assigns, the Company's customers and the Company's suppliers, as applicable, are the sole and exclusive owners of all patents, copyrights, trade secrets and other rights in and to the Proprietary Information. I will not disclose any Proprietary Information to anyone outside of the Company, and I will use and disclose Proprietary Information to those inside of the Company only as may be necessary in the ordinary course of performing my duties as an employee of the Company.

4)	"Innovations" Definition in this Agreement.
"Innovations" includes all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), trademarks, service marks, trade names and trade dress, business plans and modes of doing business.

5)	Disclosure and License of Prior Innovations.
I have listed on Exhibit A ("Prior Innovations") attached hereto all Innovations relating in any way to the Company's or its Affiliates' business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with the Company (collectively, the "Prior Innovations"). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A ("Prior Innovations"). If nothing is listed on Exhibit A ("Prior Innovations"), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to the Company and the Company's designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice during my employment with the Company

(the "Company Innovations"). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without the Company's prior written consent.

6)Disclosure, nature and Assignment of Company Innovations.
I will promptly disclose and describe to the Company all Company Innovations. All Company Innovations are "works made for hire" within the meaning of the U.S. Copyright Act of 1976 (17 U.S.C. § 101), and as such would be solely owned by the Company. To the extent any such content cannot be designated work made for hire within the meaning of the U.S. Copyright Act, I hereby do and will assign to the Company or the Company's designee all my right, title, and interest in and to any and all the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to the Company, I hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to the Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company's successors in interest. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to the Company's business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of the Company's equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for the Company.

7)Future Innovations.
I will disclose promptly in writing to the Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by the Company as to whether or not the Innovations should be considered Company Innovations. The Company will receive any such information in confidence.

8)Non-assignable Inventions.
Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to an Innovation which qualifies fully as a non-assignable invention under the provisions of applicable law.

9)Cooperation in Perfecting Rights to Innovations.
I agree to perform, during and after my employment, all acts that the Company deems necessary or desirable to permit and assist the Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Innovations as provided to the Company under this Agreement. If the Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Innovations as provided under this Agreement, I hereby irrevocably designate and appoint the Company and the Company's duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

10)Return of Materials.
At any time upon the Company's request, and, without the Company's request, upon the termination of my employment with the Company, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof) in my possession, custody or control, as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company provided to me at any time. Upon request, I will provide the Company with a written certification of my compliance with my obligations under this Section.

11)Duty of Loyalty.

I understand that while I am employed by the Company, (a) I have an undivided duty of loyalty and fair dealing to the Company and will work for the best interests of the Company and not take over any of the Company's business opportunities or prospective business opportunities for my personal gain and/or to the detriment of the Company; and (b) I will not engage in any other employment or business activity without written permission from executive management; and (c) I will not engage in any other activities that conflict with my obligations to the Company.

12) Business Protections.

a.Competition Restriction.
I will not, during the term of my employment and for a period of one (1) year after the termination of my employment, regardless of the reason for such termination ("the Restricted Period"), anywhere in the world that the Company or its Affiliates operates or has plans to operate at the time my employment is terminated for any reason (the "Restricted Territory"), directly or indirectly perform services for, be employed or engaged by, own any interest in, manage, control, participate in, serve on the board of directors of, consult with, advise, contribute to, hold a security interest in, or otherwise assist or serve any business or segment of business engaged in, or preparing to engage in, the development, publishing or sale of personalized retargeted advertisements, including but not limited to Conversant, Tellapart, AdRoll, MyThings, and Sociomantic; provided, however that it shall not be a violation of this Section for me to make passive investments of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended.

b.Workforce Protection.
Because I recognize that solicitation of the Company and its Affiliates' employees, consultants and contractors will interfere with, impair, disrupt or damage the Company's business, I agree that during the Restricted Period, I will not, directly or indirectly, separately, or in association with others, solicit, hire, attempt to hire, or cause others to do so, or persuade or attempt to persuade any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates or to become employed by anyone other than the Company or its Affiliates. In addition to other remedies, including equitable remedies, that a court may impose, I acknowledge and agree that if I breach this provision of the Agreement, the Company will have to expend time, money and other resources to replace the employee(s) I have solicited. Therefore, because it is difficult, if not impossible, to adequately measure damages, for each employee I have solicited, I agree that, in the event I breach this provision, I will pay the Company six (6) months' worth of the new total compensation of the employee, or six (6) months' worth of the total compensation of the employee when such employee left the Company, whichever is higher.

c.Non-solicitation and Non-Servicing of Customers.
Due to the confidential and trade secret nature of Company's customer list and information, and the goodwill developed by the Company and its Affiliates with its customers (as defined below), I agree that during the Restricted Period, I will not, either directly or indirectly, separately or in association with others, on my own behalf, or on behalf of any other person, (1) solicit or accept from any customer business of the type performed by the Company or its Affiliates or persuade any customer to cease to do business or to reduce the amount of business which any such customer has customarily done or is reasonably expected to do with the Company or its Affiliates, or (2) render to or for any customer any services of the type rendered by the Company or its Affiliates.

As used in this Section 12, the term "customer" shall mean (1) anyone who is a customer of the Company or its Affiliates at the time my employment is terminated, or, if my employment has not terminated, at the time of the alleged prohibited conduct (any such applicable date being called the "Determination Date"); (2) anyone who was a customer of the Company or its Affiliates at any time during the one year period immediately preceding the Determination Date or (3) any prospective customer to whom the Company or its Affiliates had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Determination Date, in each case with which or with whom I was involved as part of my service to the Company or its Affiliates (other than any such customer with which or with whom I conducted business prior to the commencement of my employment with the Company), or about which or whom I obtained Proprietary Information while employed by the Company.

13)	No Disparagement.
During my employment with Company and after the termination thereof, I will not directly or indirectly make, or cause to be made, any statement, observation or opinion that disparages or impugns the business or reputation of the Company, its Affiliates, its products, business model, services, agents or employees; provided, however, that nothing herein shall prohibit me from cooperating in an investigation by any governmental agency or testifying truthfully in any legal proceeding.

14)	Permitted Disclosures.
I understand that nothing in any agreement with the Company, including but not limited to Section 3 or 13 of this Agreement shall prohibit me from disclosing a trade secret of the Company or its Affiliates (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (3) if I file a lawsuit for retaliation based on my reporting of a suspected violation of law, to my attorney or in a related court proceeding, if I file any document containing the trade secret under seal and I do not disclose the trade secret, except pursuant to court order. Further, I understand that nothing in this Agreement shall prohibit or restrict me from making any disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, in each case, without advance notice to the Company.

15)	Survival.
This Agreement (a) shall survive my employment by the Company; (b) does not in any way restrict my right to resign or the right of the Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of the successors and assigns of the Company and therefore the Company may assign this Agreement without my consent to, including but not limited to, any of its subsidiaries or affiliates or to any successor (whether by merger, purchase, bankruptcy, reorganization or otherwise) to all or substantially all of the equity, assets or businesses of the Company; and (d) is binding upon my heirs and legal representatives.

16)	Injunctive Relief.
I agree that if I violate, or threaten to violate, this Agreement, the Company will, by reason of such breach or threatened breach, suffer irreparable and continuing damage for which money damages are insufficient, and the Company shall be entitled to injunctive relief, without the need to post any bond, and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.

17)	Notices.
Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, 5 business hours after confirmation of completed transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in the Company's records or such other address as I may provide in writing. Notices to the Company shall be sent to [Company's CEO] with a copy to the Company's [General Counsel] or to such other address as the Company may specify in writing.

18)	Governing Law; Forum.
This Agreement shall be governed by the laws the laws of the State of New York, without giving effect to its conflict of laws principles. The Company and I each irrevocably consent to the exclusive jurisdiction of the federal and state courts located in New York County, New York, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in New York, such personal jurisdiction shall be nonexclusive. I agree that service of process may be effectuated in a manner consistent with Section 17.

19)	Reasonableness; Modification; Severability.
I acknowledge that the business of the Company and its Affiliates is and will be worldwide in scope, and that, as Chief Executive Officer, I have had significant access to the Proprietary Information of the business of the Company and its Affiliates and thus the covenants in Section 12 would be particularly ineffective if the covenants were limited to a particular geographic area. If any court of competent jurisdiction at any time deems any of the covenants set forth in Section 12 not fully enforceable, it is the intention and desire of the parties that the covenants be fully enforced to the extent the court finds them enforceable and, if necessary, that the court modify any provisions of this Agreement to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (by example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for herein, and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances), to the extent that such provisions cannot be modified, it is the intention of the parties that the provisions be severable and that the invalidity of any one or more provisions of this Agreement shall not affect the legality, validity and enforceability of the remaining provisions of this Agreement.

20)	Waiver; Modification.
If the Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is In writing and signed by the Company. No waiver shall constitute a waiver of any other or subsequent breach by me. The failure of the Company at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the Company's right thereafter to enforce each and every provision hereof in accordance with its terms. This Agreement may be modified only if both the Company and I consent In writing.

21)	Entire Agreement.
This Agreement, including the Employment Agreement and the Agreement to Arbitrate that I may have signed in connection with my employment by Company, represent my entire understanding with the Company with respect to the subject matter of this Agreement and supersede all previous understandings, written or oral.

* * *

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.
Signed: Eric Eichmann        Dated: 10/31/16
Exhibit A
PRIOR INNOVATIONS
Check one of the following:
X    NO SUCH PRIOR INNOVATIONS EXIST. OR
__    YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior
Innovation):
Signed:                 Dated: